UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 4, 2005

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2005, Cell Therapeutics, Inc. (the “Company”) entered into a definitive agreement to sell an aggregate of $82 million principal amount of its 6.75% convertible senior notes due 2010 (the “Notes”) in a private placement pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The closing of the sale of the Notes to the initial purchaser occurred on November 4, 2005. The Company sold the Notes to the initial purchaser at a discount of 4%, or $3,280,000. The initial purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act, and has represented to the Company that it will reoffer and resell the Notes to qualified institutional buyers in accordance with Rule 144A of the Act. The Notes are issued pursuant to the terms of an Indenture, dated November 4, 2005 between the Company and U.S. Bank National Association, as trustee (the “Indenture”).

The Notes will bear an annual interest rate of 6.75 percent and be initially convertible into Company common stock, no par value (“Common Stock”) at a rate of 380.37 shares per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $2.63 per share (the “Conversion Price”), as may be adjusted. Holders of Notes that surrender their Notes for conversion in connection with certain fundamental corporate changes may, in certain circumstances, be entitled to an increase in the conversion rate for the Notes so surrendered.

Each holder of the Notes has the right to cause the Company to redeem in cash up to 30% of the aggregate principal amount of such holder’s Notes (or approximately $24.6 million) on a pro rata basis on April 30, 2006, excluding accrued and unpaid interest.

The Company has the option to force the conversion of all of the Notes at a conversion price of 100% of the principal amount of the Notes plus accrued and unpaid interest if the closing price of its Common Stock has exceeded 125% of the Conversion Price then in effect for at least 20 trading days within any 30 consecutive trading day period, subject to certain conditions. Upon any conversion of the Notes, the Company shall pay the holder of the Notes so converted a make-whole payment equal to $337.50 per $1,000 principal amount of the Notes so converted, less any interest paid on such Notes prior to the conversion date (a “Make-Whole Payment”).

Interest on the Notes and any Make-Whole Payment is payable, at the option of the Company, in cash, Common Stock or some combination thereof, subject to certain conditions. If not converted, redeemed or repurchased, the Notes mature on October 31, 2010. Upon the occurrence of certain events of default, the full aggregate principal amount of the Notes, together with interest and other amounts owing, becomes immediately due and payable.

The Notes will be the Company’s senior unsecured obligations and will rank pari passu in right of payment with all existing and future senior indebtedness of CTI, and will rank senior in right of payment to CTI’s currently outstanding convertible notes. The Company has also agreed to certain restrictions on its incurrence of future indebtedness and issuance of certain classes of equity securities.

The description of the terms and conditions of the Notes and the Indenture set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

In connection with the sale of the Notes, the Company entered into a registration rights agreement with the initial purchaser of the Notes (the “Registration Rights Agreement”), under which the Company has agreed to prepare and file a shelf registration statement with the Securities and Exchange Commission covering the resale of the Notes and the Common Stock issuable upon conversion of the Notes no later than 45 days following the issuance of the Notes, and thereafter to use its best efforts to cause such shelf registration statement to be declared effective within 90 days of the issuance of the Notes. If the Company fails to timely file or have such shelf registration declared effective, the Company may be required to pay additional interest on the Notes. The description of terms and conditions of the Registration Rights Agreement set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

The Corporation knows of no material relationship between the Company or its affiliates and either the initial purchaser of the Notes or U.S Bank National Association other than in respect of the Indenture and the Registration Rights Agreement.

On November 4, 2005, the Company issued a press release relating to the matters described herein, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are attached with this report on Form 8-K:

4.1	Indenture, dated November 4, 2005, between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee

4.2	Registration Rights Agreement, dated November 4, 2005, between Cell Therapeutics, Inc. and the initial purchaser

99.1	Press Release dated November 4, 2005 of Cell Therapeutics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: November 10, 2005	By:	/S/ JAMES A. BIANCO
James A. Bianco, M.D. President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
4.1	Indenture, dated November 4, 2005, between Cell Therapeutics, Inc. and U.S. Bank National Association, as trustee

4.2	Registration Rights Agreement, dated November 4, 2005, between Cell Therapeutics, Inc. and the initial purchaser

99.1	Press Release dated November 4, 2005 of Cell Therapeutics, Inc.